Exhibit (a)(1)(W)

Subject:  Final Exchange Ratios

Today’s closing price of our common stock as reported on NASDAQ is $2.54.  This locks in the exercise price of the new stock options to be issued in the Exchange Program as well as the final exchange ratios.

The final exchange ratios for each of the Eligible Option grants are as follows:

Exercise Price of Eligible Options	Final Exchange Ratio
$2.95	1.4750
$3.25	1.2688
$3.63	1.5526
$4.14	1.6164

To calculate the exact number of shares you will receive in exchange for an Eligible Option based upon the final exchange ratios:  divide (i) the number of shares represented by the Eligible Option you surrender for exchange, by (ii) the applicable final exchange ratio show above.  (We will not issue any fractional stock options, so in each case where the exchange ratio yields a fractional number of shares we will round down to the nearest whole number).

For example, the number of new option shares to be granted per 100 shares of Eligible Options surrendered for exchange in the Exchange Program based upon the final exchange ratios above, are as follows:

Exercise Price of Eligible Options	Number of Shares Surrendered for Exchange	Number of New Option Shares to be issued per 100 Eligible Option Shares Surrendered for Exchange
$2.95	100	68
$3.25	100	79
$3.63	100	64
$4.14	100	62

The new stock options to be issued in the Exchange Program will have the following exercise price, vesting terms and duration:

Exercise Price:                                                     $2.54

Vesting Schedule:

Date Vested	Amount Vested
10/16/2010	50%
10/16/2011	25%
10/16/2012	25%

Expiration Date:                                          10/16/2015

The Exchange Program will remain open until 11:00 p.m. Central Time tonight (Friday, October 16, 2009), at which point it will expire.  Any Election Form or Notice of Withdrawal submitted by you must be received by us before this deadline.

If you have any questions between the close of business today (5:00 p.m. Central Time) and the 11:00 p.m. deadline that relate to the manner in which you are to submit an Election Form or Notice of Withdrawal, please contact either:

Robert B. Wagner, CFO

Ph: 918-231-8503

or

Kim Hodge

Ph:  918-289-9390

Once the deadline expires, all election decisions will be final.  THE LAST ELECTION FORM OR NOTICE OF WITHDRAWAL PROPERLY SUBMITTED BY YOU AND RECEIVED BY US PRIOR TO THE EXPIRATION OF THE EXCHANGE PROGRAM WILL PREVAIL.